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                                                                    EXHIBIT 20.1
                                                                   PRESS RELEASE

PRESS CONTACT:                                       INVESTOR RELATIONS CONTACT:
Jeanette Gibson                                      Roberta De Tata
Cisco Systems, Inc.                                  Cisco Systems, Inc.
(408) 525-8965                                       (408) 527-6388
jegibson@cisco.com                                          rdetata@cisco.com

ANALYST RELATIONS CONTACT:
Art Rangel
Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com


                 CISCO SYSTEMS COMPLETES ACQUISITION OF INFOGEAR

     SAN JOSE, Calif.--(BUSINESS WIRE)--June 5, 2000--Cisco Systems, Inc., today announced it has completed the acquisition of InfoGear of Redwood City, California.

     On March 16, 2000, Cisco announced a definitive agreement to acquire InfoGear, a leading provider of Internet appliances and software used to manage information appliances for Internet access. This transaction is being accounted for using pooling accounting.

CISCO SYSTEMS

     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.